Exhibit 10.10

DEED OF INDEMNITY

THIS DEED is made this     day of              2017.

BETWEEN:

(1)	NuCana plc, a limited company registered in England and Wales with company number 03308778 whose registered office is at 77-78 Cannon Street, London, England, EC4N 6AF (the “Company”); and

(2)	[name] of [address] (the “Indemnified Person”), each a “Party” and together the “Parties”.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed each of the following words and expressions shall have the following meanings unless expressly stated otherwise:

“Applicable Law” means any relevant legal or regulatory restriction which in any way limits or defines the scope of an indemnity or funding obligation which may be given by the Company in respect of the matters contained in this Deed;

“Application For Relief” means an application made by the Indemnified Person to the court under section 661(3), section 661(4) or section 1157 of the Companies Act;

“Board” means the board of directors of the Company;

“Claim” has the meaning set out in sub-clause 3.1;

“Companies Act” means the Companies Act 2006 as amended from time to time;

“D&O Insurance” means Directors’ and Officers’ Liability Insurance;

“Funding Obligation” has the meaning set out in sub-clause 3.2;

“Group Company” means a parent undertaking or subsidiary undertaking of the Company, or any subsidiary undertaking of any parent undertaking of the Company (and parent undertaking and subsidiary undertaking shall have the meanings given in section 1162 of the Companies Act); and

“Liability” has the meaning set out in sub-clause 3.1.

1.2	a reference to this Deed includes this Deed as amended or supplemented in accordance with its terms;

1.3	words in the singular shall include the plural and vice versa and a reference to one gender includes other genders; and

1.4	a reference to a statute, statutory provision, regulation or regulatory provision is a reference to it as amended, extended or re-enacted from time to time.

2.	D&O INSURANCE

2.1	The Company shall take all reasonable steps required to purchase and maintain D&O Insurance to insure the Indemnified Person (and, in the event of the Indemnified Person’s death, the Indemnified Person’s estate) in respect of the Indemnified Person’s appointment as a [director/officer] of the Company and any Group Company during the period of the Indemnified Person’s appointment, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

2.2	The Company shall not be in breach of its obligations under this clause 2 where its inability to purchase and maintain D&O Insurance to insure the Indemnified Person is attributable to a failure by the Indemnified Person to comply with the Indemnified Person’s obligations to any insurer or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Indemnified Person.

3.	INDEMNITY AND FUNDING

3.1	The Company agrees to indemnify the Indemnified Person in respect of all reasonable costs, charges, losses, liabilities, damages and expenses, including those referred to in sub-clause 3.2 (each a “Liability”) arising out of any investigation, demand, claim, action or proceeding, (whether in relation to civil or criminal proceedings or in connection with regulatory actions or investigations) brought or threatened against the Indemnified Person in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in respect of the Indemnified Person’s acts or omissions whilst in the course of acting or purporting to act as a [director/officer] of the Company or of any Group Company or which otherwise arises by virtue of the Indemnified Person holding or having held such a position (a “Claim”).

3.2	Without prejudice to the generality of sub-clause 3.1, the Company agrees to provide the Indemnified Person with reasonable funds to meet expenditure incurred or to be incurred by the Indemnified Person in defending (or in the case of an Application for Relief, making) any Claim (the “Funding Obligation”). Any funds provided under this clause 3.2 shall:

3.2.1	be requested from the Company in writing by the Indemnified Person;

3.2.2	not be subject to accrual of interest on any amount of the funds and shall be unsecured; and

3.2.3	not be subject to repayment by the Indemnified Person except as stated in sub-clause 4.1.5.

3.3	The indemnity in this clause 3 is enduring and continues for the benefit of the Indemnified Person notwithstanding that he may cease to be a [director/officer] of the Company or any Group Company (as the case may be) and applies, for the avoidance of doubt, in respect of acts or omissions (and the Indemnified Person’s position as a [director/officer] of the Company or any Group Company) both before and after the execution of this Deed.

3.4	The indemnity and funding obligations of the Company in this clause 3 shall be enforceable by the Indemnified Person in full notwithstanding the existence of any right to indemnification, advancement of expenses and/or insurance provided to the Indemnified Person by any third party as a consequence of any other employment, office, directorship or consultancy held by such Indemnified Person (excluding, for the avoidance of doubt, any such role held with another Group Company).

4.	EXCLUSIONS AND LIMITATIONS

4.1	Clause 3 is subject always to the following exclusions and limitations:

4.1.1	it will not apply to any Claim or Liability to the extent prohibited by the Companies Act, or, in the case of a Group Company which is not subject to the Companies Act, to the extent that it would have been prohibited by the Companies Act had the Companies Act applied to it;

4.1.2	it will not apply to the extent that any recovery is made by or on behalf of the Indemnified Person under any policy of insurance arranged and paid for by the Company;

4.1.3	it will not apply to any Liability incurred by the Indemnified Person to the Company or any Group Company;

4.1.4	it will not apply to any fines imposed on the Indemnified Person in criminal proceedings or sums payable by the Indemnified Person to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

4.1.5	the Indemnified Person will not be entitled to be indemnified under clause 3 and shall repay to the Company any amount paid by the Company under the Funding Obligation or otherwise under this Deed in respect of legal or other expenses or any other Liability incurred by the Indemnified Person in defending, or in connection with, the Claim (including for the avoidance of doubt, any amount paid pursuant to sub-clause 6.2):

(a)	in respect of any Claim brought by the Company or any Group Company, in the event that judgment is given against the Indemnified Person in relation to that Claim in a final adjudication not subject to further appeal;

(b)	in respect of any criminal proceedings brought against the Indemnified Person, in the event that the Indemnified Person is convicted in a final adjudication not subject to further appeal;

(c)	in respect of any Application For Relief brought by the Indemnified Person, in the event that the court refuses to grant the relief applied for,

and such repayment must be made no later than the date on which the relevant judgment becomes final; and

4.1.6	it will not apply to any Claim against the Indemnified Person arising from any acts of the Indemnified Person which, directly or indirectly, result in the summary dismissal of the Indemnified Person by the Company or any Group Company.

5.	NOTIFICATIONS AND CO-OPERATION

5.1	Without prejudice to clause 3, the Indemnified Person shall (unless, and to the extent, waived by the Company at its sole discretion):

5.1.1	give notice to the Company as soon as reasonably practicable after becoming aware of any Claim or any circumstance that may reasonably be expected to give rise to a Liability under this Deed;

5.1.2	as soon as reasonably practicable after a request from the Company provide the Company with written details of the Liability incurred by him, providing such level of detail, and evidence, of the Liability as may reasonably be requested by the Company;

5.1.3	not take or omit to take any action which the Indemnified Person should reasonably be aware would prejudice the Company’s ability to recover the loss in respect of the Claim or Liability under any applicable policy of insurance maintained by the Company;

5.1.4	take all steps and carry out all actions reasonably required to recover under any applicable policy of insurance and, if applicable, assist the Company in taking all steps and carrying out all actions reasonably required to obtain such recovery;

5.1.5	except where the Claim is brought by the Company or a Group Company forward a copy of every letter, claim or other document reasonably relevant to such a Claim or Liability to the Company as soon as reasonably practicable after receipt;

5.1.6	except where the Claim is brought by the Company or a Group Company and save as required by law, not make, or permit to be made on his behalf, any admission, compromise, release, waiver, offer or payment relating to the Claim or Liability or take any other action reasonably likely to prejudice the ability to defend such a Claim, in each case without the prior written consent of the Company; and

5.1.7	except where the Claim is brought by the Company or a Group Company and subject to applicable law and regulation, give full co-operation and provide such information as the Company may reasonably require in relation to such Claim, and do everything that the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Claim.

6.	PAYMENTS

6.1	The Company shall, in the event that a payment is made to the Indemnified Person under this Deed in respect of a particular Liability, be entitled to recover from the Indemnified Person an amount equal to any payment received by the Indemnified Person under any policy of insurance whose premiums are paid by the Company or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Indemnified Person is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. The Indemnified Person shall pay over such sum promptly upon the Company’s request.

6.2	The Company shall pay such amount to the Indemnified Person as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any Liability to which this Deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Indemnified Person in respect of the relevant payment under this Deed received by the Indemnified Person or any payment made by the Indemnified Person to a third party in respect of the relevant Liability is to be taken into account. In the event that any amount is paid to the Indemnified Person under this Deed but a tax deduction, credit or relief is (or becomes) available to the Indemnified Person in respect of the relevant payment under this Deed, or in respect of any payment made by the Indemnified Person to a third party in respect of the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, the Indemnified Person shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

7.	GENERAL

Assignment

7.1	The Company may at any time assign all or part of the benefit of, or its rights and benefits under, this Deed to any Group Company.

7.2	The Indemnified Person shall not assign, or purport to assign, all or any part of the benefit of, or his rights and benefits under, this Deed (although this shall not prevent all or any part of the benefit of, or his rights or benefits under, this Deed passing to the estate of the Indemnified Person).

Severance

7.3	If any provision or part of any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:

7.3.1	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

7.3.2	the validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

7.4	If any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply with such deletion as may be necessary to make it valid and enforceable.

Conflicts

7.5	In so far as the provisions of this Deed conflict with any of the provisions of any Applicable Law, the provisions of the Applicable Law shall take precedence.

Variation and waiver

7.6	No variation of this Deed shall be effective unless it is in writing (which for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement, however effective.

7.7	No waiver of any right or remedy under this Deed or provided by law shall be effective unless it is in writing and signed by the Party granting it.

7.8	The failure to exercise, or delay in exercising, any right or remedy under this Deed or provided by law shall not:

7.8.1	constitute a waiver of that right or remedy;

7.8.2	restrict any further exercise of that right or remedy;

7.8.3	affect any other rights or remedies.

7.9	A single or partial exercise of any right or remedy shall not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

Termination

7.10	This Deed shall continue until and terminate upon the later of: (a) ten (10) years after the date that the Indemnified Person shall have ceased to serve as [director/officer] of the Company or (b) one (1) year after the final termination of any proceeding, including any appeal, then pending in respect of which the Indemnified Person is granted rights of indemnification or advancement hereunder.

7.11	This Deed does not modify or waive any of the duties which the Indemnified Person owes as a director (if applicable) as a matter of law or under the rules of any relevant stock exchange or other regulatory body.

Third Party Rights

7.12	A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

No set off

7.13	The Parties shall pay all amounts due under this Deed in full without any set-off or counterclaim whatsoever and without any deduction or withholding, except as expressly provided in this Deed or to the extent required by any applicable law.

Entire Agreement

7.14	This Deed constitutes the entirety of any indemnity and funding obligation given by the Company to the Indemnified Person. It supersedes and expressly terminates with immediate effect all prior arrangements between the Company and the Indemnified Person whether written or oral which in any way purport to indemnify him in his capacity as a [director/officer] of the Company or any Group Company.

Confidentiality

7.15	The Company and the Indemnified Person shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Deed which relates to:

7.15.1	a Claim or Liability or any matter which results or may result in a Claim or Liability; or

7.15.2	any payment made under clause 3.

7.16	Clause 7.15 shall not prohibit disclosure of any information if and to the extent:

7.16.1	the disclosure or use is required by law, any regulatory body or recognised stock exchange on which the shares of the Company or any Group Company are listed;

7.16.2	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Deed;

7.16.3	the disclosure is made to professional advisers, insurers or broker of the Company or the Indemnified Person, or by the Company to its directors and employees and directors and employees of any Group Company who need to know such information to discharge their duties, on terms that such professional advisers, insurers, brokers, directors or employees agree to keep such information confidential;

7.16.4	the disclosure is reasonably required in connection with any other employment, office, directorship or consultancy held by an Indemnified Person (which, where applicable, will extend to permit disclosures, directly or indirectly, to limited partners, professional advisers, insurers or brokers of the third party with whom the Indemnified Person holds such a role) on terms that such third party recipient agrees to keep such information confidential;

7.16.5	the information is or becomes publicly available (other than by breach of this Deed); or

7.16.6	the other Party has given prior approval to the disclosure or use,

provided that prior to disclosure or use by either Party of any information pursuant to this sub-clause, that Party shall promptly notify the other Party of such requirement.

7.17	The provisions of clauses 7.15 and 7.16 shall continue to apply after the termination of the Indemnified Person’s appointment as a director of the Company and/or any Group Company without any limitation in time.

Governing Law and Jurisdiction

7.18	This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

7.19	Each Party irrevocably agrees for the benefit of the Company that the Courts of England shall have non-exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Deed or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

This Indemnity has been executed as a Deed and is delivered on the date shown above.

EXECUTED and delivered	)
as a DEED by NUCANA plc	)
acting by	)
a director, in the presence of:	)	Director

Signature of Witness

Name of Witness

Address of Witness

EXECUTED and delivered	)
as a DEED by	)
[Insert name of Indemnified Person]	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness